EXHIBIT 99.1

              TARRANT APPAREL GROUP ADOPTS SHAREHOLDERS RIGHTS PLAN

FRIDAY NOVEMBER 21, 4:05PM ET

LOS ANGELES,  Nov. 21  /PRNewswire-FirstCall/  -- Tarrant Apparel Group (Nasdaq:
TAGS), a leading provider of private label and private brand casual apparel, today announced that its board of directors adopted a shareholders rights plan. Under the plan, Tarrant will issue a dividend of one right for each share of its common stock held by shareholders of record as of the close of business on December 12, 2003.

The shareholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Tarrant's shareholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle shareholders to purchase a fractional share of the company's preferred stock for $25.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Generally, if a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of Tarrant's common stock while the shareholder rights plan remains in place, then, unless the rights are redeemed by Tarrant for $0.001 per right, the rights will become exercisable by all rights holders, except the acquiring person or group, for shares of Tarrant or shares of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to shareholders as of the record date.


ABOUT TARRANT APPAREL GROUP

Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores and branded wholesalers by designing, merchandising, contracting for the manufacture of and selling casual, moderately-priced apparel, for women, men and children.



Source: Tarrant Apparel Group